Exhibit 23.3

Financial Strategies Consulting Group, LLC

Telephone 925.283.5774

Facsimile 925.283.5103

www.fscg.com

3650 Mt. Diablo Blvd., Suite 210

Lafayette, CA 94549

VIA E-MAIL

May 3, 2007

Mr. Derek Bertocci

Chief Financial Officer

BioForm Medical, Inc.

1875 S. Grant Street, Suite 110

San Mateo, CA 94402

Dear Mr. Bertocci:

In response to your inquiry, our firm name (“Financial Strategies Consulting Group” or “FSCG”) may be used in your S1 filing in regards to the common stock valuation analysis. FSCG also agrees to provide BioForm with a mutually acceptable document for any disclosure required by the SEC, if and when it becomes necessary.

Very truly yours,

/s/ Gregory S. Ansel
Gregory S. Ansel